Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 142 to File No. 033-59692; Amendment No. 143 to File No. 811-07584) of Rydex Series Funds of our reports dated May 21, 2015 on the financial statements and financial highlights of each of the series of Rydex Series Funds included in the March 31, 2015 Annual Reports to shareholders.
/s/ Ernst & Young LLP

McLean, Virginia
July 24, 2015